EXHIBIT 3.3
                       CERTIFICATE OF OWNERSHIP AND MERGER

                                     MERGING

                               TEL-SAVE.COM, INC.

                                      INTO

                             TEL-SAVE HOLDINGS, INC.
                       (to be renamed Tel-Save.com, Inc.)


         Tel-Save Holdings, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That this corporation was incorporated on the 13th day of June, 1995, pursuant to the General Corporation Law of the State of Delaware.

         SECOND: That this corporation owns all of the outstanding shares of the stock of Tel-Save.com, Inc., a corporation incorporated on the 16th day of November, 1998, pursuant to the General Corporation Law of the State of Delaware.

         THIRD: That this corporation, by the following resolutions of its Board of Directors, duly adopted at a meeting of the Board held on the 13th day of November, 1998, determined to and did merge into itself said Tel-Save.com, Inc.:

                  RESOLVED, that Tel-Save Holdings, Inc. merge, and it hereby does merge into itself said Tel-Save.com, Inc., and assumes all of its obligations; and

                  RESOLVED, that the merger shall be effective upon the date of filing with the Secretary of State of Delaware; and

                  RESOLVED, that upon such date of filing, the name of the surviving corporation (Tel-Save Holdings, Inc.) shall be changed to Tel-Save.com, Inc.; and

                  RESOLVED, that the terms and conditions of the merger are as follows:

                           1. Upon the occurrence of such merger, all shares of Tel-Save.com, Inc. shall be cancelled, and the shares of Tel-Save Holdings, Inc. (renamed Tel-Save.com, Inc.) shall thereafter constitute the shares of the surviving corporation.

                           2. The Certificate of Incorporation of Tel-Save Holdings, Inc. shall remain and be the Certificate of Incorporation of the surviving corporation


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         until the same shall be altered or amended  according to the provisions thereof and in the manner permitted by the statutes of the State of Delaware.

                           3. The Bylaws of Tel-Save Holdings, Inc. shall remain and be the Bylaws of the surviving corporation until the same shall be altered or amended according to the provisions thereof and in the manner permitted by the statutes of the State of Delaware.

                           4. The first annual meeting of the shareholders of the surviving corporation to be held after the effective date of the merger shall be the annual meeting provided, by the Bylaws of the said corporation, for the fiscal year 1998.

                           5. All persons who at the date when the merger shall become effective shall be the executive or administrative officers of Tel-Save Holdings, Inc. shall be and remain like officers of the surviving corporation until the board of directors of such corporation shall elect their respective successors.

                           6. The surviving corporation shall pay all expenses of carrying this agreement into effect and of accomplishing this merger.

                           7. When the merger shall have become effective, all and singular, the rights, privileges, powers and franchises of each of the corporations parties to this merger, whether of a public or a private nature, and all property, real, personal and mixed, and all debts due to each of said corporations, on whatever account, as well for stock subscriptions as all other things in action or belonging to either of the said corporations shall be vested in the surviving corporation; and all property, rights, privileges, powers and franchises , and all and every other interest shall be thereafter as effectually the property of the surviving corporation as they were of the constituent corporations, and the title to any real or personal property, whether by deed or otherwise, vested in each of such constituent corporations shall not revert or be in any way impaired by reason hereof; provided, however, that all rights of creditors and all liens upon any property of each of said constituent corporations shall be preserved unimpaired, limited in lien to the property affected by such liens immediately prior to the time of the said merger, and all debts, liabilities and duties of Tel-Save.com, Inc. shall thenceforth attach to the surviving corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; and

                           FURTHER RESOLVED, that the proper officers of this corporation be, and they hereby are, directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to merge said Tel-Save.com, Inc. and assume its liabilities and obligations, and the date of adoption thereof, and to cause the same to be filed with the Secretary of State and a certified copy recorded in the office of the Recorder of Deeds of New Castle County and to do all acts and things whatsoever, whether within or without the



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         State of  Delaware,  which  may be in  anywise  necessary  or proper to effect said merger.

         FOURTH: That upon filing of this Certificate, the name of this corporation shall be changed to Tel-Save.com, Inc. pursuant to Subsection (b) of ss.253 of the General Corporation Law of the State of Delaware.

         FIFTH: Anything herein or elsewhere to the contrary notwithstanding, this merger may be amended or terminated and abandoned by the Board of Directors of Tel-Save Holdings, Inc. at any time prior to the date of filing the merger with the Secretary of State.

         IN WITNESS WHEREOF, said Tel-Save Holdings, Inc. has caused this Certificate to be signed and attested to by its duly authorized officers this 16th day of November, 1998.

                                           TEL-SAVE HOLDINGS, INC.
                                           (to be renamed Tel-Save.com, Inc.)



                                            By:    /s/Aloysius T. Lawn, IV
                                                   -----------------------
                                                   General Counsel and Secretary


Attest:



By:    /s/ Emanuel De Maio
       -------------------
       Chief Operating Officer